Exhibit 99.1


          IWO HOLDINGS FILES "PRE-PACKAGED" CHAPTER 11 PLAN TO ACHIEVE
                  PREVIOUSLY ANNOUNCED FINANCIAL RESTRUCTURING

Contact:   IWO Holdings, Inc.
           James J. Loughlin, Jr.
           Chief Restructuring Officer
           (212) 340-8421


           Lake Charles, LA (January 4, 2005) - IWO Holdings, Inc., a PCS affiliate of Sprint (NYSE: FON) and subsidiary of US Unwired Inc. (OTC: UNWR), announced today that it and its subsidiaries have filed a "pre-packaged" chapter 11 plan to implement its previously announced financial reorganization to restructure and substantially reduce the Company's debt, strengthen its balance sheet and increase its liquidity. The plan was filed on January 4, 2005 in U.S. Bankruptcy Court for the District of Delaware and IWO anticipates emerging from chapter 11 by the end of February 2005.

           The Company expects to continue normal operations throughout the restructuring process. All services provided to customers are expected to continue in the ordinary course of business.

           IWO Holdings, Inc., through its Independent Wireless One Corporation subsidiary, is a PCS affiliate of Sprint. IWO provides mobile digital wireless personal communications services, or PCS, under the Sprint and Sprint PCS brand names in upstate New York, New Hampshire (other than Nashua market), Vermont and portions of Massachusetts and Pennsylvania.